AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2003



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               AMENDMENT NO. 5 TO
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                      SPORTS INFORMATION & PUBLISHING CORP.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)



          Colorado                         2721                   84-1579760
------------------------------  ----------------------------  ------------------
(State or jurisdiction of       (Primary Standard Industrial  I.R.S. Employer
incorporation or organization)  Classification Code Number)   Identification No.



                           1869 W. Littleton Boulevard
                            Littleton, Colorado 80120
                                 (303) 738-8994
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)


                                Michael D. Tanner
                       Chairman of the Board and President
                      Sports Information & Publishing Corp.
                           1869 W. Littleton Boulevard
                            Littleton, Colorado 80120
                                 (303) 738-8994
           ----------------------------------------------------------
            (Name, address and telephone number of agent for service)


                        Copies of all communications to:
                             David J. Babiarz, Esq.
                              Dufford & Brown, P.C.
                            1700 Broadway, Suite 1700
                           Denver, Colorado 80290-1701
                                 (303) 861-8013

Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                          Proposed            Proposed
class of securities   Amount to        maximum offering    maximum aggregate       Amount of
to be registered      be registered    price per share(1)  offering price(1)    registration fee(1)
-------------------------------------------------------------------------------------------------
Common Stock,         1,000,000        $.15                $150,000              $30
$.001 par value


 ----------------------
(1) Based on the estimated sales price of the common stock

In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion.  Dated: March 14, 2003


     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                     SPORTS INFORMATION & PUBLISHING CORP.,
                             a Colorado corporation

     This prospectus relates to 1,000,000 shares of common stock of Sports Information & Publishing Corp. that may be offered for sale by one or more of the selling stockholders identified herein. The total net proceeds to the selling stockholders from the sale of our shares will equal the sales price of such shares, less any commissions. The selling shareholders may sell their shares at $.15 per share until a market develops, and thereafter at prevailing market prices or privately negotiated prices. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will pay the expenses incurred in registering the common stock, including legal and accounting fees.

     There is no trading market for our common stock at present.

     Investing in our common stock involves substantial risks. See "Risk Factors" (page 3).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.


                            Dated March ____, 2003

                                Table of Contents
                                -----------------

SUMMARY.....................................................................1
   THE COMPANY..............................................................1
   FINANCIAL OPERATING RESULTS..............................................1
   SELECTED FINANCIAL DATA..................................................1
   OUR BUSINESS.............................................................2
   OUR GROWTH STRATEGY......................................................3
   THE OFFERING.............................................................3

RISK FACTORS................................................................4
   RISKS ASSOCIATED WITH OUR FINANCIAL POSITION.............................4
   RISKS ASSOCIATED WITH OUR BUSINESS.......................................4
   RISKS ASSOCIATED WITH OUR COMMON STOCK...................................6

FORWARD-LOOKING STATEMENTS..................................................9

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION..................10
   INTRODUCTION............................................................10
   PLAN OF OPERATION.......................................................10
   LIQUIDITY...............................................................12
   RESULTS OF OPERATIONS...................................................13
   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS...........................14

OUR BUSINESS...............................................................14
   BACKGROUND..............................................................14
   DATA PROVIDER AGREEMENT.................................................16
   OUR PRODUCTS............................................................16
   DISTRIBUTION............................................................17
   ADVERTISING AND PROMOTION...............................................17
   CUSTOMERS...............................................................18
   EMPLOYEES...............................................................18
   FACILITIES..............................................................18
   LEGAL PROCEEDINGS.......................................................18
   REPORTS TO SECURITY HOLDERS.............................................18

MANAGEMENT.................................................................19
   OFFICERS AND DIRECTORS..................................................19
   CONSULTANTS.............................................................21
   EXECUTIVE COMPENSATION..................................................21
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................22

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............23

SHAREHOLDINGS OF MANAGEMENT................................................23

PLAN OF DISTRIBUTION.......................................................26

DESCRIPTION OF OUR COMMON STOCK............................................28
   MARKET FOR COMMON STOCK.................................................28
   HOLDERS.................................................................28
   DIVIDENDS...............................................................28
   SHARES ELIGIBLE FOR SALE................................................29
   COMMON STOCK............................................................29
   PREFERRED STOCK.........................................................30
   CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION.....................30
   LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION....................30
   TRANSFER AGENT..........................................................32

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES......32
LEGAL MATTERS..............................................................32
EXPERTS....................................................................32

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS...........................34

SIGNATURES.................................................................37

FINANCIAL STATEMENTS..................................................F-1 - F-11

                                     SUMMARY

The Company


     Sports Information & Publishing Corp. ("we" or the "Company") is a Colorado corporation organized on March 1, 2001 to publish and distribute sports-specific online information. During the football season, from approximately September through January of each year, we publish college and professional football information in a newsletter format on our website and via e-mail at no charge to a targeted market, and hope to generate revenues through pay-per-use products which provide premium information. We began offering pay-per-use information in October 2001. To date, subscribers to our premium service have been nominal, and we are evaluating our marketing plan.

     We currently publish only during the football season, from approximately August to the end of January. The 2002-2003 season was our second football season of operation. Our newsletter was distributed weekly during the football season, and we had approximately 2800 subscribers to our newsletter at the end of the last season. We presently have 49 shareholders, very limited revenue and extremely limited capitalization.


     Our principal executive offices are located at 1869 W. Littleton Boulevard, Littleton, Colorado 80120, our telephone number is (303) 738-8994, and our website is located at www.gridpicks.com.

Financial Operating Results


     We reported revenue of $446 and a net loss of $162,160 for the period from inception through December 31, 2002. We anticipate reporting a loss from operations for the foreseeable future, as we endeavor to perfect our business plan and increase our subscriber base. Due to our lack of operating history, limited working capital and substantial operating losses, the report of our independent accountants covering our financial statements includes a statement expressing substantial doubt about our ability to continue as a going concern.


Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus. Our independent public accountants, Cordovano & Harvey, P.C., have audited the information for the period from March 1, 2001 (inception) to September 30, 2002. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate results that we will achieve in the future.

                                                                                     Period from             Period from
                      Three Months            Three Months         Year Ended        Inception               Inception (March 1,
                      Ended December          Ended December       September         (March 1, 2001) to      2001) to December
                      31, 2002                31, 2001             30, 2002          September 30, 2001      31, 2002
------------------------------------------------------------------------------------------------------------------------------
Statement of
Operations Data:
------------------------------------------------------------------------------------------------------------------------------
Revenues                $    221                $    225             $    225                  -0-             $    446
------------------------------------------------------------------------------------------------------------------------------
Operating                 20,164                  26,768               69,939               72,282              162,160
Expenses
------------------------------------------------------------------------------------------------------------------------------
Loss from                 20,164                  26,768              (69,714)             (72,282)             162,160
operations
------------------------------------------------------------------------------------------------------------------------------
Loss per share                (0)                   (.01)            $   (.01)            $   (.02)
------------------------------------------------------------------------------------------------------------------------------



Balance Sheet Data             December 31,    September 30,      September 30,
                               2002            2002               2001
--------------------------------------------------------------------------------
Current assets                     $435           $979             $60,525
--------------------------------------------------------------------------------
Total assets                        435         16,604              84,483
--------------------------------------------------------------------------------
Current liabilities                4575          3,080               4,745
--------------------------------------------------------------------------------
Total Stockholders' equity        (4140)        13,524              79,738
--------------------------------------------------------------------------------


Our Business

     We provide sports and related information services via the Internet and telephone to the general public. All of our premium services, for which we hope to generate our revenue, are available only by telephone. These premium services consist of predicting the winner of the featured games and providing support for our choices.


     Our target audience is sports enthusiasts in the United States and portions of the Western hemisphere. As our information services are currently limited to United States football, our audience is presently limited to the United States and we publish our newsletter only during the U.S. football season. However, in the future, we hope to expand our service to include basketball and other team sports, thereby enlarging our potential audience.


     We market our service via targeted e-mails to a selected demographic group. We hope to expand this marketing in the future through additional advertising, maintenance and enhancement of our website and banner advertising on the Internet. However, our marketing budget is currently limited.

     We are presently a development stage company with very limited revenue. However, we hope to generate additional revenue through the continued offering of premium information to our subscribers. We also hope to generate advertising revenue by offering advertising space on our website and our periodic publications. Some highlights of our business include the following:


o We publish a free, weekly, electronic newsletter during the football season providing information about college and professional football in the United States. These publications provide analysis of key match-ups during the week and are used as a means of attracting premium purchasers.

o We offer premium service at a charge to the user, also during the football season.

o Our information service available on the website includes sports related news, such as weather at game venues, injury updates, statistics and other relevant information, also during the football season.


o We maintain a small staff of employees and consultants, including former professional football players, who provide valuable insight into key match-ups which we follow on a weekly basis.


At the conclusion of the 2002-2003 football season, there were approximately 2800 subscribers to our newsletter.


Our Growth Strategy

     The strategy for our growth in the future is to generate additional revenue through expansion of our premium, pay-per-use service. This will require addi-tional premium purchasers through marketing of our football publications, as well as adding other sports information services. In the immediate future, through our strategy of targeting a large number of sports-minded individuals through the Internet, we hope to add subscribers to our database who pay for the premium information that we provide. We hope this will be accomplished through a combination of the quality of our publication and our marketing efforts.

     In the more distant future, we hope to expand the coverage of our publication services beyond football. Projected for the 2003-2004 season, we anticipate development and delivery of a basketball publication similar to GridPicksTM. In that publication, we hope to provide comparable coverage of college and professional basketball to sports enthusiasts.

     As we gauge the effectiveness of our marketing strategy and the public's receptiveness to our products and services, we will evaluate the addition of other publications in the future.

The Offering

(a) Common stock offered:                1,000,000 shares to be sold by the
                                         selling shareholders

(b) Common stock outstanding:            5,020,000 shares

(c) Proposed symbol and trading market:  "SIPC" on the OTC Bulletin Board or the BBX.

     There is no trading market for our common stock at present. Following receipt of an effective date for the Registration Statement of which this prospectus is a part, we intend to apply for quotation of our common stock on the OTC Bulletin Board. However, there is no assurance that a market will develop, and our common stock may never be quoted on the OTC Bulletin Board.

                                  RISK FACTORS

     Please carefully consider the following risk factors before deciding to invest in our common stock.


RISKS ASSOCIATED WITH OUR FINANCIAL POSITION


     Due to our limited operating history and lack of revenue, there is no assurance that our business plan will be successful. We were organized on March 1, 2001, and have a limited operating history and extremely limited revenue. Our activities to date have been limited to developing our business plan, organiza-tional efforts, obtaining financing, distribution of our free newsletters and very limited sales of our premium products. We must be considered in the promotional stage and in the very early phases of our development, embarking upon a new venture. You should be aware of the difficulties encountered by such enterprises, as we face all the risks inherent in any new business, including the absence of any prior operating history, need for working capital, lack of market recognition and competition. The hurdles we face as a new company are particularly acute due to our limited capitalization. The likelihood of our success must be considered in light of the problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which we will be operating.

     Due to our extremely limited capitalization and lack of working capital, we are dependent on achieving profitable operations and receipt of additional financing to continue as a going concern. We have extremely limited capitaliza-tion and are dependent on achieving profitable operations and receipt of additional financing to continue as a going concern. We had revenue of $446 through December 31, 2002. Due to our limited operating history, limited working capital and substantial operating losses, the report of our independent accountants covering our financial statements includes a statement expressing substantial doubt about our ability to continue as a going concern. Because of the seasonal nature of our services, we expect that we will be unable to achieve profitability before the end of the 2003-2004 football season, if at all. Although we will endeavor to finance our future working capital needs through additional debt or equity financing, there is no assurance that this financing can be obtained on terms acceptable to us. We do not consider ourselves a candidate for conventional bank financing due to our limited assets and operating history. If we are unable to successfully execute our business plan, or raise additional working capital, we may be forced to curtail or cease operations.


RISKS ASSOCIATED WITH OUR BUSINESS

     Since we were only recently formed and did not conduct formal market research prior to launching our service, there may be little or no demand for our service. While we believe that there is sufficient demand for our products and services, there is no assurance that we can operate successfully or generate revenues, profits or returns to our shareholders. Our business plan is premised on targeting specific sports-minded demographics and promoting our pay-per-use products. Since we were only recently formed, we cannot predict the demand for our premium products from which we hope to generate revenues. While we believe sufficient demand exists for our services and products, there is no assurance that our products and services can be marketed in a way to generate sufficient revenue or profit. To date, the results of our marketing have been disappointing. Our business plan is loosely based on business conducted by sports publishing entities. However, we have not undertaken a market or feasibility study to evaluate the feasibility of our business plan.

     Because of the seasonal nature of our present business, we do not generate revenues for six months of the year, and risk losing the customers we gain each season. Our current products are only distributed during the football season, approximately from the beginning of August of each year through the Super Bowl at the end of January. That means that, to be successful, we must generate sufficient revenues during the season to pay our expenses during the off-season and to reintroduce our products the following year. Additionally, we risk losing the customers we have gained during the season by our absence during the six month period constituting the off-season. While we may add basketball and eventually other sports to fill up a greater portion of the year, we will not be implementing any additional products until Spring 2004 at the earliest. We believe our minimum capital requirement for the 2003-2004 football season is approximately $5,000. We cannot be assured that our customers will remain loyal or that we will be able to generate sufficient revenues for future periods.

     Since our premium products were only recently launched, and our marketing budget is very limited, we have very few revenue-generating customers. Our success is dependent on our ability to market our premium products to a sufficient number of customers to generate revenue and profit. We believe a ready market exists for our products due to the popularity of professional and collegiate sports. Our goal will be to penetrate this market through targeted e-mails, strategic business alliances, advertising and other forms of marketing. To date, we have not undertaken any marketing efforts other than targeted e-mails. While we do have subscribers to our free newsletters, there is no assurance that we will be successful in marketing our premium products. Our premium products were introduced in October 2001, midway through the 2001-2002 football season. We recommenced our services in mid-September of 2002, and, accordingly, our ability to generate any customer loyalty or obtain additional purchasers of our premium service has been extremely limited.


     We face substantial competition from established entities in our industry. We will compete for both users and advertisers, as well as for content providers, with many other entities that provide access to sports-related content and services. These include traditional media companies, such as newspapers and magazines, as well as other publications utilizing the Web, Web search and retrieval services, and other high-traffic Web entities. Finally, we anticipate that, as the Internet and other interactive distribution systems converge with traditional television broadcasting and cable, significant competition might come from the providers of broadband networks, including sports-oriented cable networks. We anticipate that the Company will be at a competitive disadvantage with regard to these other entities due in part to our limited financial and personnel resources. For these and other reasons, we will face stiff competition from other individuals and entities.

     Due to our extremely limited operating history, we are dependent on our management for success. However, our management has limited experience in the industry in which we operate. Due in part to its lack of operating history and limited financial resources, our success will depend on the management efforts and expertise of certain of its officers, primarily Michael D. Tanner. Mr. Tanner is responsible for overseeing development and implementation of our business plan, overseeing product and website development, drafting our newsletters, developing our website and premium product content and targeting potential customers. While Mr. Tanner does have significant experience within the sports field and in the internet communications industry, he does not have specific experience publishing and distributing an on-line publication. While we believe we have the requisite expertise to implement our plan, there is no assurance our efforts will result in revenue or profit to the Company. Further, the loss of Mr. Tanner could adversely affect the conduct of our business. (See "MANAGEMENT.")

     Our officers and directors control substantially all of our voting stock, insuring their continued control of the Company. Our officers and directors hold approximately 80% of all the outstanding common stock. By voting the common stock owned by them in the Company, management will have the ability to perpetuate its control of the Company. Other investors will have little opportunity to exercise authority over the affairs of the Company. (See "SHAREHOLDINGS OF MANAGEMENT" and "DESCRIPTION OF SECURITIES".)

     We do not expect to pay dividends on our stock in the foreseeable future. We have not paid dividends on our common stock to date, and there are no plans to pay any in the foreseeable future. Our initial earnings, if any, will be retained to finance our growth. Any future dividends will be directly dependent upon our earnings, our financial requirements and other factors. We do not anticipate paying any dividends in the foreseeable future. (See "DESCRIPTION OF SECURITIES.")

     We have a substantial number of preferred shares authorized which, if issued, could contain provisions disadvantageous to holders of our common stock. Our Articles of Incorporation authorize the issuance of a maximum of 10,000,000 shares of Preferred Stock. While no shares of Preferred Stock have been issued or are presently outstanding, and there are no plans to issue any in the foreseeable future, if issued, the terms of a series of Preferred Stock could operate to the significant disadvantage of holders of the common stock, including purchasers in this offering. Such terms could include, among others, preferences as to voting, dividends and distributions on liquidation. (See "DESCRIPTION OF SECURITIES - Preferred Stock.")

RISKS ASSOCIATED WITH OUR COMMON STOCK

     Since there is presently no market for our common stock, and no assurance that one will develop in the future, purchasers of our common stock may be required to bear the risks of an investment for an indefinite period of time. There is presently no secondary trading market for the common stock, and there is no assurance that one will develop. While we intend to apply for inclusion of our common stock on the OTC Bulletin Board following the effective date for the Registration Statement of which this prospectus is a part, we may not be successful or there may be no interest in our stock. Accordingly, the purchasers of the common stock may be forced to bear the economic risk of their investment for an indefinite period of time. A purchaser should not expect to liquidate the common stock in the foreseeable future.

     If we are unsuccessful in obtaining inclusion of our common stock in the OTC Bulletin Board, our common stock will have limited liquidity. While we have not yet done so, it is our intention to apply for quotation of our common stock on the OTC Bulletin Board following the date of this prospectus. We believe such inclusion will provide additional exposure to our stock and our company, and potentially allow increased liquidity for our shareholders.

     The NASD currently regulates the application for, and quotation of, stocks on the OTCBB. According to the OTCBB website, there are no minimum quantitative standards which must be met by an issuer for its securities to be quoted on the OTCBB; however the eligibility rule limits quotations on the OTCBB to securities of issuers that are current in their reports filed with the SEC. Additionally, the Nasdaq Stock Market has proposed to phase-out the OTCBB over a period of time and replace it with a stock exchange called the "BBX." The proposal from the Nasdaq currently pending before the SEC would require companies to meet some non-financial standards for listing, such as appointment of independent directors and an audit committee and an annual shareholders' meeting and proxy solicitation. We do not anticipate any problem meeting these standards, if they are adopted; however, compliance may make the cost of doing business more expensive.

     Micro-cap securities have historically been vulnerable to fraud, and, therefore, are subject to increased scrutiny. A micro-cap security is generally a low priced security issued by a small company, or stock of companies with low capitalization. We believe that our stock will be considered a "micro-cap" security because of the size of our company and our limited capitalization, and due to its status as a micro-cap security, our application for listing on the OTCBB may receive increased scrutiny.

     While we believe we will satisfy the criteria for inclusion on the OTCBB, and we will endeavor to comply with any reporting requirements that we are, or become, subject to, we cannot assure that our application will be successful. We will also endeavor to meet the BBX requirements, if those requirements are imposed. Our failure to obtain such inclusion in the OTCBB or listing on the BBX may result in shareholders having difficulty selling their shares, should they desire to do so. No market maker has agreed to file an application for inclusion of our stock on the OTC Bulletin Board.

     Neither the terms of this offering nor any of our organizational documents permit an investor to require the Company or any of its officers or directors to repurchase any of our common stock. The terms of the offering do not allow an investor to require the Company or any of its officers or directors to repurchase any common stock. As a result of that fact, investors will be forced to bear the economic risk of an investment for an indefinite period of time. There is no assurance that investors will be able to sell their common stock, should they desire to do so.

     Due to the absence of a trading market for our common stock or the participation of an underwriter in this offering, the price of our common stock will be arbitrarily determined. Investors in this offering will not share the benefit of an established trading market as an indication of the value of our common stock. Furthermore, neither we, nor the selling shareholders have retained an investment banker to assist in marketing our common stock. As a result, investors may have difficulty valuing the common stock in any transactions in which they may engage.


     All of our outstanding common stock is currently restricted from resale under provisions of federal and state securities laws. However, sale of this restricted stock in the future may adversely affect any trading market in our common stock which may develop. Our common stock currently outstanding represents "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933. Rule 144 describes the circumstances under which restricted securities may be resold to the public in the future. Assuming the requirements of Rule 144 can be met by the holders of the restricted stock, of which there is no assurance, they may make sales in any market which may develop for the common stock. Sales of restricted securities in large amounts in the future may adversely affect the price of the common stock in any trading market which may develop.

     Our common stock will be subject to "penny stock" rules maintained by the U.S. Securities and Exchange Commission, adversely affecting any trading market which may develop. Under rules adopted by the Securities and Exchange Commission, securities which are not listed on a national securities exchange or quoted in Nasdaq or which trade at a price less than $5 per share are characterized as "penny stocks" and subject to special regulation. Those rules require, in pertinent part, that any broker dealer desiring to affect a transaction in a penny stock not otherwise exempt deliver a standardized risk disclosure document and make a specific determination that the stock is suitable for his customer. As a result of the adoption of these rules, many broker dealers have ceased trading stock characterized as penny stock. The existence of the penny stock rules may adversely affect any trading market which may develop for our common stock . The disclosure and qualification requirements may have the effect of reducing the level of trading activity in any secondary market or reducing the price at which the stock may otherwise trade. As a result, shareholders may have difficulty selling their stock, should they desire to do so.


     New regulations affecting our Company and our stock may adversely affect any trading market that may develop for our common stock. New laws and regulations adopted by the federal government and regulations proposed by the SEC would substantially affect how we are governed and may negatively affect any trading market for our common stock. In July 2002, the United States Government adopted the Sarbanes-Oxley Act in response to the financial problems associated with companies like Enron and WorldCom. Sarbanes-Oxley is a comprehensive set of laws, statutes and directives affecting all public companies. It affects, among other things, the composition of our Board of Directors, the responsibilities of our officers and directors and the conduct and responsibilities of our public accountants.

     Immediate effects of Sarbanes-Oxley include a requirement that we establish an audit committee of our Board of Directors and that such committee be composed entirely of "independent" directors. Independent directors are generally individuals other than our employees, officers or their family members and who do not have a significant financial relationship with our Company. If we are able to locate such independent individuals to serve on our Board, they may require that we purchase substantial liability insurance to protect their economic interests. Such insurance will be costly and difficult to obtain. If we are unable to obtain such insurance, we may be unable to attract independent directors and may be faced with delisting of our common stock or a violation of Sarbanes-Oxley.


     Our stock price may experience extreme price and volume fluctuations. The stock market in general, and the OTC Market in particular, has historically experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of companies and which have affected the market price of securities of many companies. The trading price of our common stock is likely to be highly volatile and could also be subject to significant fluctuations in price in response to such factors as:

     o    variations in quarterly results of operations;

     o announcements of new services or acquisitions by us or our competitors;

     o    governmental regulatory action;

     o    state of the U.S. and world economy;

     o    general trends in our industry and overall market conditions; and

     o    other events or factors, many of which are beyond our control.

     Movements in prices of equity securities may also affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference, contain statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the on-line publishing industry, statements about our future business plans and strategies, statements about future revenue, and most other statements that are not historical in nature. In these documents, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

     A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

     a. Changes in the general economy, affecting the disposable income of the public and sports enthusiasts in particular;

     b.   Changes in the professional and college sports industry;

     c.   Consumer interests in sports as a means of entertainment;

     d.   Competition from other forms of recreation;

     e.   Our costs and the pricing of our services;

     f.   The level of demand for our services; and

     g.   Changes in our business strategy.

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering, as we are not presently registered as a public company.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

     Sports Information & Publishing Corp. is a development stage entity organized on March 1, 2001. Our activities to date have been limited to organizational efforts, obtaining financing, development of our website, publishing our free newsletters and extremely limited sales of our premium products. Our revenues to date have been extremely limited.

Plan of Operation


     Our plan of operation is to continually improve the quality and content of our information services and expand our base of subscribers. Our initial investment was targeted to designing and constructing a website appropriate to meet those objectives. During the period from inception through December 31, 2002, we recognized approximately $25,000 in web site development costs. The efforts of professional web consultants were supplemented by input from our management and our consultants to achieve what we believe is an exemplary website. We spent approximately the first six months of our business designing the site, and worked on perfecting it throughout our first football season. We continued to modify and update our site during the off-season in the summer of 2002.


     The next step in our plan was to publish our information services and disperse them in a wide medium. In order to accomplish this objective, we obtained contact information from a variety of sources. Our primary method of obtaining subscribers came as part of our agreement with our website service provider. That entity contacted individuals included on their database with e-mail solicitations which introduced our website. These preliminary efforts resulted in approximately 100 individuals subscribing to our free newsletter. Based on the form of e-mail solicitations that were most successful, our service provider sent additional rounds of advertisements, and, combined with individuals who have subscribed to our newsletters after independently finding our site on the Internet or hearing about it by word of mouth, we created our current database. The cost to us for the e-mail advertisements was included in the cost of the website design and construction. We maintain a subscriber base of approximately 2800 individuals to our free football newsletter at this time. During our initial season, we sent out a college football newsletter and a professional football newsletter. Based upon the feedback we received, we now send out one combined electronic newsletter with information on both college and professional sports.

     In September of 2002, we commenced sending e-mail solicitations similar to those that garnered our initial database. There is no additional cost to us for this form of marketing at this point, as we are working off of the original database of e-mail addresses provided to us in conjunction with our web site development. Additionally, we hope to use some print advertisements in football or sporting newspapers in the future, such as The Las Vegas Sporting News and fantasy league football publications. Since print advertising is costly, our use of that avenue depends substantially on the availability of working capital. We may also consider marketing over the radio. We have not yet determined the costs of print or radio advertisements.

     We also intend to investigate reciprocal advertising arrangements with other web-based services, whereby our service will be publicized on other websites with content of interest to our subscribers.


     Our current publication, "GridPicks(TM)," is a weekly football publication, published from approximately September through January, covering both college and professional football. The free subscription highlights four to six college games of interest and all NFL contests during the upcoming week or weekend. Over time, this service has expanded to include additional information, such as game-day weather, injury reports and other football related information. While our current publication is limited to football, we hope to expand into basketball and other services in the future as our working capital permits and expertise allows.

     The next step in our plan was to market revenue generating products. Toward that end, we originally developed four premium products. These products consisted of win-loss predictions for featured professional and collegiate football games. In our initial season, the premium products were available separately over the internet by use of a credit card. Primarily because of software development obstacles, we have modified the delivery of our premium information, and now make it available exclusively over the telephone at a single fee of $25 for all four picks, both college and NFL. The premium information is available to each subscriber for $25 on a weekly basis.


     Our representatives staff telephones from noon to 5:00 p.m., mountain time, on Thursdays and Fridays during football season. These representatives offer predictions on featured games and a lively discussion designed to substantiate our selections. Since our caller volume has been minimal to date, we have little experience from which to gauge the interest of callers in our narrative description of these games.


     We will not be prepared to implement our basketball newsletter before March 2004 at the earliest, in time for the "March Madness" NCAA Basketball Championship Final Four tournament. Implementation of the basketball newsletter will require additional website design applicable to the sport, but costs should be considerably less than our initial design costs, as the basketball site will use the same infrastructure as the football site. Our decision to implement the basketball letter will also depend, to some extent, on our evaluation of the effectiveness of marketing our football selections, a decision that will probably be made this summer.


     We believe advertising by sports-related entities (sponsorships) will be the last area of the income model to mature. Initially, we will rely on selling quality and timely information to customers, but we hope to place ourselves in the position of delivering a targeted, high traffic audience to prospective advertisers. On-line advertising may, in the future, contribute to the success of our Company. We have not yet implemented any sponsorship or advertising.


     Our initial round of seed financing (excluding shares issued to our founders) raised $150,000, exclusive of offering costs. We projected such amount would be sufficient to meet our capital needs for approximately one year. A substantial portion of that amount was utilized to design and construct our website and to launch and maintain our service. Additional portions were used to retain attorneys and accountants in connection with our efforts to register our securities with the Securities and Exchange Commission. We have now spent all of the proceeds of that offering.

     The following information discusses briefly our financial condition and results of operations at December 31, 2002 and December 31, 2001, and for the periods from inception to December 31, 2002. For more complete information, reference is made to the financial statements included at the end of this Prospectus. Please note that the financial information in the statements at December 31, 2002 and 2001 and for the periods then ended is unaudited.


Liquidity


December 31, 2002
-----------------

     Our financial condition continued to deteriorate during the first quarter of 2003, ending December 31, 2002. At that date, we had negative working capital and shareholders' equity. Our working capital had decreased to a deficit of $4,140, a decrease of approximately $2,000 since year end September 30, 2002. The decrease in working capital is attributable to increasing accounts payable and accrued liabilities since the end of the fiscal year. Our operations did not generate sufficient cash flow to pay our liabilities as we incurred them. This situation will be exasperated during the second and third quarter of the current fiscal year, as our football season does not begin until approximately September
1. To alleviate this situation, we hope to obtain additional financing in the form of equity, although no specific commitments are in place.

     Our shareholders' equity also decreased from year end 2002. The decrease in equity of $17,664, to a deficit of $4,140, is primarily attributable to a write-off of our remaining web site development costs. See note 1 to the financial statements included in this prospectus. While this write-off affected our financial position and shareholders' equity, we do not believe it had a material impact on our operation. While the web site may undergo refinement in the current fiscal year, it remains satisfactory for the purpose of conducting our business.

     Management is of the opinion that we will require additional financing prior to the commencement of the next football season. The Report of the Independent Auditor contains a "going concern" qualification, based on the fact that the Company had $446 in revenues through December 31, 2002 and limited working capital, and raises substantial doubt as to our ability to continue as a going concern.

     For the last six months, an officer of the Company has loaned us money on an as-needed basis in the past, and we expect that such funding, combined with our revenues, will be sufficient to last us through the end of the summer. An affiliate of this officer also contributed $1,000 in capital in October 2002.

September 30, 2002
------------------

     At September 30, 2002, we had $979 in cash and $3,080 in total liabilities, or a working capital deficit of $(2,101). Liabilities consisted of accounts payable and accrued salaries. Proceeds from a private placement represent all but an insignificant amount of our cash flow for the period ended September 30, 2002.

     Our operations during the 2002-2003 football season failed to generate the cash flow that we hoped. Accordingly, an officer made short-term loans to the Company on an as-needed basis. We do not have any binding commitments from our directors or officers to provide such loans to the Company in the future. Accordingly, we may consider additional funding through more permanent debt financings or additional equity offerings.


September 30, 2001
------------------

     Our working capital at September 30, 2001 consisted of $60,525 of cash and current liabilities of $4,745, or working capital of $55,780. All of that amount was expended in the year ended September 30, 2002 on operations, general and administrative expenses.

     During the period ended September 30, 2001, we issued an aggregate of 4,020,000 shares of common stock for services valued at $4,020, or $.001 per share. An additional 1,000,000 shares of common stock were issued later pursuant to a private placement for an aggregate sale price of $150,000 or $.15 per share. We had no revenues in the period ended September 30, 2001.

Results of Operations


Three months Ended December 31, 2002
------------------------------------

     During the three months ended December 31, 2002, the Company reported a net loss of $20,164, or nil per share, on revenue of $221. This compares to a loss of $26,768, or $.01 per share, on $225 of revenue for the three months ended December 31, 2001. Revenue remained consistent, albeit unsatisfactory, during those periods.

     We have no cost of sales. Revenue is generated from information provided to subscribers by our employees and consultants, all of which currently serve without compensation.

     General and administrative expenses decreased from the first quarter of 2002 to the first quarter of 2003, primarily as a result of a decrease in compensation and professional fees. These items of expense were reduced in excess of $20,000 from the first quarter of 2002 to the first quarter of 2003. However, that decrease was partially offset by the write-off of our web site development costs during the first quarter of 2003. In accordance with applicable accounting principles, management evaluated the recoverability of our development costs in relation to the estimated future cash flow related to those costs. Since the web site generated minimal revenue in the past, the recorded value at December 31, 2002 of $13,542 was written off. Overall, general and administrative expenses were reduced approximately $6,500.

     During the coming off season, we will evaluate our business plan to determine any necessary adjustments. While no specific measures are currently contemplated, we are disappointed with our revenue and must evaluate additional marketing opportunities. We may also evaluate additional means of generating revenue.

Year Ended September 30, 2002
-----------------------------

     For the year ended September 30, 2002, we realized a net loss of $69,714, or $.01 per share, on $225 in revenue. That revenue comes from only 30 subscribers during the current football season. Operating expenses for this period included $26,491 in salaries and payroll taxes, $22,908 for legal, accounting and consulting fees, $4,250 for website hosting and maintenance fees, $8,333 in amortization and $6,000 for rent.


     Our costs are minimal during the off-season. Our primary expense during the off-season is a maximum of $250 per month to maintain our web site hosting. While our expenses during the off-season are minimal, we do not generate any revenue for approximately one half of the year, so we must generate enough revenue during the season to not only pay our expenses during the football season, but also the expenses that we accrue during the off season. During this off season, we anticipate a detailed review of our marketing plan, as our operating results to date have been unsatisfactory.


     We are of the opinion that we will continue to incur losses until such time, if ever, that we obtain sufficient purchasers of our premium products to generate revenues sufficient to cover operating and other expenses.


Year Ended September 30, 2001
-----------------------------

     For the period from inception through September 30, 2001, we realized a net loss of $72,282, or $.02 per share, on no revenues. Operating expenses for the period included $4,020 in stock-based compensation, $31,377 for legal, accounting and consulting fees, $12,135 for salaries and payroll taxes and $17,518 for website hosting and maintenance.

Changes In and Disagreements With Accountants


     We have retained our accountants, Cordovano and Harvey, P.C., 201 Steele Street, Suite 300, Denver, Colorado 80206 since our inception and we have no disagreements with the findings of said accountants.


                                  OUR BUSINESS

Background


     Sports Information & Publishing Corp. is a Colorado corporation organized on March 1, 2001 to publish and distribute sports-specific online publications. We publish football information on our website and in a free electronic weekly newsletter format during the football season. The football season runs from approximately September through the end of January of each year. Our services, and our ability to generate revenue, are currently suspended during the off-season.

     We e-mail our newsletter to a targeted demographic that we believe includes sports fans interested in the information we are providing and willing to pay for access to premium predictions. Our belief that our database is composed of sports fans is based upon the fact that our newsletter is only e-mailed to individuals that have voluntarily chosen to subscribe to our football product. Individuals can also subscribe directly through our website. This free newsletter is designed to generate interest in our revenue generating products. It is our hope that many of the individuals who have voluntarily subscribed to our free sports newsletters will be willing to pay for premium access, but we have not conducted sufficient business, nor done any market studies, to verify that our subscribers are, in fact, willing to pay for the premium information that we offer. Our belief that our subscriber base will be willing to pay for information is in part based upon the success of other sports-related websites, including those mentioned below, that charge a fee for access to information. We may also sell sports-related advertising (sponsorships) to be published within the newsletters as a method of generating revenue.


     Our newsletter provides football coverage, both college and professional, during the season. The information that we provide contains historical information, as well as up-to-date statistical information and analysis. For example, after the conclusion of a game, we will provide a statistical analysis, both of the particular game and key players, along with a historical analysis of the team and players. Examples of our free newsletter content can be viewed on our website at www.gridpicks.com during the football season.

     The newsletter and premium products are authored primarily by our President, Mike Tanner, with some assistance from David Preston, an unpaid consultant. As a former professional football player, Mr. Preston enjoys the challenge of analyzing these games. We may use another or additional consultants or contracted sports journalists in the future.

     Mr. Tanner and other members of our Board edit the articles. We obtain certain statistical and other information from websites and other public information, which we review, edit and condense into a cohesive package for the recipient. While statistics and other raw data are freely available to the public, we try to combine the various forms of available information and add our expert opinions and analysis. The opinion and analysis content is not generally available from other providers without charge. We believe most football or general sports websites provide statistical information, limited predictions without substantial analysis, and general sports reporting. Examples of these sites include NFL.com, Football.com, SportsIllustrated.CNN.com, CBSSPortsLine.com and collegefootballlocks.com. Few, if any, providers of which we are aware provide in-depth analysis. Those that do offer analysis charge a fee. For example, ESPN.com Insider offers an editorial product for $39.95 per year, football-picks-online.com offers a product for $25 per week or $200 per season, DonBest.com offers products from $99 to $500 per month.


     We are a new entrant in this industry and face significant competition from providers, including those discussed above. We are at a disadvantage to major providers that have crossed over from other media, such as ESPN and CBS Sports, as they have significant resources and are already household names with sports fans. We believe our marketing strategy of sending e-mails that invite recipients to subscribe will provide us with a solid, loyal database, as only those that have requested the information will receive it, and they will receive it in the form of an e-mail newsletter each week during the season, rather than having to get on the internet and go to a particular site.

     We consider our game analysis to be proprietary. Because of the level of inside knowledge and expertise of our contributors and editors, based on their personal experience and contacts within the professional and collegiate football systems, we believe our analysis to be personal and unique to us and a worthwhile product to the consumer.

Data Provider Agreement


     During the 2002-2003 football season, we utilized information compiled by the Computer Information Network, Inc., d/b/a The Sports Network, to obtain sports related data for our use, including display on our website. The agreement with The Sports Network provided us access to a wealth of sports information collected by the provider, including sports related news, statistics, injury reports, weather, scores and real time game updates. Most of this information is available through links on our website. Some of it is used exclusively for our evaluation in analyzing football games. The agreement expired January 31, 2003 and we are currently evaluating whether to renew it for the upcoming season.
We paid the provider $500 per month pursuant to the terms of this arrangement.

Our Products

     Our inaugural publication is called GridPicks(TM). This is a seasonal, weekly newsletter-format on-line publication dedicated to football fanatics. GridPicks(TM) was launched at the commencement of the 2001-2002 football season. We have secured the Internet domain name www.gridpicks.com. The free newsletter provides information regarding selected upcoming college and professional games for the week. The free information includes, by way of example, the featured teams' win/loss record, statistical ranking, last game results, injuries, field conditions, key trends, along with a general overview analysis of the upcoming games. The free portion also links to game day weather, team standings, latest news, contests and trivia.


     Our premium products formerly included "Dogs' Dog," predictions based upon an in-depth analysis of teams considered underdogs; "Inside the Huddle," predictions by sources considered to have contacts or a higher degree of knowledge of the particular teams; "System Plays," predictions based upon a statistical analysis and analytical system devised by advisors to the Company; and "Platinum," predictions based upon a detailed and in-depth analysis of players, injury reports, trends, etc., utilizing the highest degree of information available. These products have now been condensed into one offering for a $25 fee. Our consultant, as a former professional football player, has various personal contacts within the football industry, and our Board members, as former coaches and players, have maintained contacts within the football industry as well. These resources are considered very accessible and reliable.


     We have also registered the domain name www.naismithnews.com in anticipation of releasing a basketball publication under the moniker Naismith News(TM). At this time, we would anticipate launching this second publication no earlier than March of 2004, in time for the "March Madness" NCAA Basketball Championship Final Four tournament. To launch this endeavor, we are considering various experts to assist with the publication.


     Our initial publication covers both college and professional teams and players. We hope to add coverage of additional sports if we reach a profitable level with our initial publications

Distribution

     The advent of the Internet has opened an entirely new medium for publishing. No longer are print, radio and television the only daily mediums open and available for writers and publishers. Today, with the rapidly rising use and availability of electronic communication among consumers, such information can be electronically accessed from almost anywhere in the world.

     We employ a "push" or subscription-based approach to reach subscribers and readers, via its Web-based properties, as opposed to a more traditional "pull" approach employed by most Web properties. By that, we will develop large databases of electronic contacts based on subscriber data and then deliver directly to them, or "push," the relevant sports content and information based on their desires and demographics. That is, we will retain our web site administrator to send out an e-mail to a variety of individuals, depending on our budget and projected success ratio, offering our free subscription products. Only those individuals who are interested in receiving our publications will respond by choosing to subscribe on the application provided. Those who do not respond are not sent the publication, nor sent additional e-mails. We then e-mail our basic publications directly to that targeted demographic (those who subscribe), free of charge. (This methodology is opposed to the normal "pull" approach that requires the user to search the Internet for material of interest.) Anyone accessing our website can also choose to subscribe.

     Within each free publication there is an advertisement to telephone the Company to receive additional information for a fee. If we have been successful in reaching the correct target demographic with our marketing efforts, then we will "push" up-to-the-minute information to their computer desktop on topics that are of interest to them. The publication/print industry has repeatedly shown over the years that the consumer will pay for access to information that provides greater insight, analysis, information and commentary not commonly known to the general public, in that consumers are willing to pay for newspaper and magazine subscriptions. (i.e., Sports Illustrated, ESPN - The Magazine, People Magazine, TIME, etc.). The difference is, with the advent of the Web, this information can be sent anywhere in the world, through a secure connection, for a fraction of the cost of print. We believe sport is a cornerstone of our society and there is a ready and willing market for our product.

Advertising and Promotion


     Due to time constraints and our limited working capital, our only form of advertising or promotion during the last fiscal year and through the date of this Prospectus was word of mouth and targeted e-mails. Our efforts at generating customers was limited to widespread dissemination of our free newsletter publication, described above. We intend to expand our marketing through the use of additional targeted e-mails, strategic business alliances and advertising. While we have not formed any strategic alliances to date, we may pursue joint marketing agreements with other recreational or entertainment web sites. Under such an agreement, we would provide links on our respective websites to the other party's website. Our goal would be to form such alliances with websites drawing the same demographic.

Customers

     At the end of the 2002-2003 football season, we had approximately 2800 subscribers to our free newsletter. We totaled approximately 18 premium purchasers during our first season and 30 during our last season.


Employees

     Currently, we only have one employee, Mr. Tanner, our president and chief executive officer. We may also engage a consultant at no charge to assist with our expert analysis during the football season. Mr. Tanner does not receive compensation for his services as an employee.

Facilities

     We own no real property. Our executive offices are located in Littleton, Colorado in office space subleased from a business operated by our president. The lease is on a month-to-month basis. We share this space consisting of approximately 400 square feet of office space. The office space is currently being donated to the Company, and we accrue $500 each month to reflect this donation.

Legal Proceedings

     There are currently no material legal matters or other regulatory procedures pending or threatened that involve the Company, its property or any of the principal shareholders, officers or directors in their capacities as such. We are not aware of the contemplation of any such legal proceeding.

Reports to Security Holders

     We are not currently a reporting company, nor are we required to deliver an annual report to our securities holders. Because of the cost involved in sending out annual reports, we do not intend to send out an annual report to our securities holders during the current fiscal year. However, contemporaneously with an effective date for the registration statement of which this prospectus is a part, we intend to register our common stock under the Securities Exchange Act of 1934. When our registration statement is declared effective, we will be required to file annual and quarterly reports with the SEC and, once registered under the Exchange Act, we will be required to file proxy and information statements.

     You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site, www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

                                   MANAGEMENT

Officers and Directors

     The following individuals presently serve as our officers and directors:

       Name                  Age                    Position
       ----                  ---                    --------

Michael D. Tanner             49          Chairman of the Board of Directors,
                                          President, Chief Executive Officer

Mary Beth Doubet              45          Secretary/Treasurer

Steven W. Rich                47          Director

Bradley R.  Parker            41          Director

     Mr. Tanner should be considered the "founder" and "parent" of the Company (as such terms are defined by rule under the Securities Exchange Act of 1934, as amended), inasmuch as he has taken initiative in founding and organizing our business.

     Mr. Tanner and Ms. Doubet serve as officers at the will of the Board of Directors. All of the Directors are currently serving a term of office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Messrs. Tanner, Rich and Parker have served in their current positions since the Company's inception in March of 2001. Ms. Doubet has served in her current capacity since August of 2001. There are no family relationships between any of the officers or directors.

     While we do not currently have an audit committee, we may create an audit committee and adopt a charter if we obtain listing on the OTC Bulletin Board, in preparation for transitioning to the BBX.

     The following represents a summary of the business history of each of the foregoing individuals for the last five years:

     MICHAEL D. TANNER. A significant portion of Mr. Tanner's life has centered on sports. Starting first as a football player at the high school and college levels, then as a coach at both Fairview High in Boulder, Colorado, and at the University of Colorado, football has been an integral part of his life. Since giving up coaching in the late 1980's, Mr. Tanner has on various occasions provided knowledge, insight and analysis on the game of football for various sports publications, although he has not provided such information to any publications in the last five years.

     Mr. Tanner serves as the Managing Member of Triumphant, L.L.C., a privately held Colorado consulting company organized in September of 2000. Triumphant specializes in advising smaller private companies and entrepreneurs in marketing and business development. Since 1998, he has also acted as the Chairman and Chief Executive Officer of Mariah Communications, Inc., a private Colorado Internet communications company. Since 1996, Mr. Tanner has also been a consultant for Entrepreneur Investments, LLC ("EI"), a private financial consulting and investment firm based in Colorado. EI specializes in the unique needs of development stage companies, assisting them with such critical issues as corporate capitalization, mergers/acquisitions, management placement, and business strategy. Mr. Tanner also sits on the Board of the Dear Old CU Fund, Inc., a non-profit organization.

     Mr. Tanner attended the University of Colorado at Boulder where he was letterman in football.

     MARY BETH DOUBET. In addition to Secretary and Treasurer, Ms. Doubet is currently the Company's executive assistant. Her responsibilities include accounting, customer service and administrative assistance. Ms. Doubet acted as Member Services Representative for Bear Creek Golf Club in Denver from 1998 to 2001, and as Office and Household Manager for PowerVista Software, Inc. (formerly Orca Software, Inc.) from 1995 to 1998.

     Ms. Doubet graduated from the University of Rhode Island in 1981 with a Bachelors degree in Sociology.

     STEVEN W. RICH. Mr. Rich is President of Steven Rich and Associates, a Colorado corporation established in 1992 focusing on real estate development, consulting and finance, and he is also a registered professional engineer in the state of Colorado. Mr. Rich has principal involvement in over two million square feet of commercial development in Colorado. He represents several prominent companies, including Guarantee Bank, Townsend Capital, Cherokee Investments, Cyprus Amax Minerals, Phelps Dodge and GMAC.

     Sports have played a major role in Mr. Rich's life, earning him seven letters while in high school. During his senior year, he was "The Most Valuable Athlete" in Jefferson County in 1973. Mr. Rich participated in athletics at the collegiate level, earning letters in both football and baseball.

     Mr. Rich graduated from Colorado State University in 1978 with a Bachelors degree in Civil Engineering. He received a Masters Degree of Science in Real Estate Finance from the University of Texas in 1981.

     BRADLEY R. PARKER. Mr. Parker is Vice President of Sales for the Colorado division of Bron Tape, Inc., a Colorado industrial tape and fabric company, a position he has occupied since 1988. His responsibilities include managing a staff of approximately 50 employees within the Colorado division. Prior to working for Bron Tape, Inc., Mr. Parker was the western regional manager of Chemfad, Inc., a New York based company that specializes in industrial fabrics.

     Although he chose not to pursue the opportunity, the California Angels baseball club drafted Mr. Parker. He was also a wide receiver for the University of Colorado where he was a four year letterman. Mr. Parker graduated from the University of Colorado at Boulder in 1983 with a Bachelor of Science degree in Business.

Consultants

     R. DAVID PRESTON. Mr. Preston served as a consultant for the Company during our inaugural football season. Because of our limited working capital and cash flow, we will not formally engage Mr. Preston as a consultant, until such time as we generate sufficient revenues to pay a consulting fee. He may assist us on an ad hoc basis until our cash flow improves. Mr. Preston is the president and sole shareholder of Preston & Associates, Inc., a privately-owned, Denver based real estate appraisal firm, a position he has occupied since 1992. Preston & Associates is active in the residential real estate market along the front range of Colorado. Mr. Preston is also the Managing Member of RDP Asset Management, LLC, a private corporation in the business of managing a portfolio of assets.

     From August, 1999 to September, 2001, Mr. Preston was the President of Celebrity Sports Network, Inc., a sports celebrity marketing firm based in Denver. Prior to that, he was the President and CEO of Cash Flow Marketing, Inc., a Colorado corporation, from July 1997 to December 1998, until its merger with Mediquik Services, Inc. Prior to his association with those entities, Mr. Preston served as the head of the appraisal department for Colorado National Bank (now US Bank), a position he occupied from 1985 to 1993. Prior to that, Mr. Preston played in the National Football League where he spent all but one year with the Denver Broncos. He retired as the fourth leading rusher in Bronco history as a running back. In addition to these positions, Mr. Preston has been active as an investor in numerous business ventures, including restaurants, real estate development and oil and gas.

     Mr. Preston graduated with a bachelor of science, business administration in business management from Bowling Green University in 1977.

Executive Compensation

     The following table summarizes the total compensation of our chief executive officer (the "Named Executive Officer") for the period since inception. No other executive officer received more than $100,000 in salary and bonuses during the last fiscal year.

                              SUMMARY COMPENSATION
                              --------------------

                                                    Annual Compensation
                                           -------------------------------------
                                                                       Other
                                            Year Ended                 Annual
             Name                           September 30,   Salary  Compensation
----------------------------------------   --------------   ------  ------------
Michael D. Tanner, Chairman of the Board,       2001          --     $4,000(1)
President, Chief Executive Officer
                                                2002          --         --
______________________
(1) Mr. Tanner received 4,000,000, shares of our common stock valued at par value of $.001, in March of 2001 for services rendered in incorporating and organizing the Company's business.
______________________

     Mr. Tanner, the chief executive officer, currently serves without compensation. We are not currently contemplating paying any compensation to Mr. Tanner. No compensation will be paid until we reach profitability, the amount of which will be determined at that time.

     Directors will not receive any cash compensation, but have received stock for their services on the Board in the amount of 4,000,000 shares to Mr. Tanner and 10,000 shares to each of the other directors. We do not anticipate paying any future compensation to directors, either in the form of cash or stock.

Certain Relationships and Related Transactions

Initial Capitalization
----------------------

     As of March 1, 2001, we completed our initial capitalization by issuing an aggregate of 4,020,000 shares of common stock for aggregate consideration of $4,020 consisting of services rendered to the Company. Services rendered included creating our business plan, organizing the Company, securing facilities and resources for the use of the Company and assisting with website design and development. Of that amount, 4,000,000 shares were issued to Mr. Tanner, 10,000 shares to Steven Rich and 10,000 shares to Bradley Parker for a price of $.001 per share. Messrs. Tanner, Rich and Parker were the sole members of the Board of Directors approving that transaction on behalf of the Company.

     Effective March 9, 2001, we borrowed $5,000 from an officer at an interest rate of 5% per annum. This loan was repaid in full out of the proceeds of the private placement on September 28, 2001.

     Beginning in May of 2001, we conducted a private placement and issued 1,000,000 shares of common stock pursuant to that offering. Of those shares, Steven Rich, Bradley Parker and Mary Beth Doubet, each officers or directors of the Company, purchased 33,333 shares, 16,667 shares and 1,000 shares respectively upon the same terms and conditions as all other purchasers.

Miscellaneous
-------------

     We occupy office space pursuant to an informal arrangement with an affiliate of our president, Michael Tanner. We occupy the space on a month-to-month basis and, until August of 2001, received secretarial and administrative services from an entity with which Mr. Tanner is affiliated. The office space is valued at $500 per month.


     A private company affiliated with Mr. Tanner contributed $1,000 to our operations during the first quarter of fiscal 2003 to supplement our existing working capital.


     Our management is of the opinion that the foregoing transactions were no less favorable than could have been obtained from unaffiliated third parties.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

                           SHAREHOLDINGS OF MANAGEMENT


     As of the date of this Prospectus, there are a total of 5,020,000 shares of our common stock outstanding, our only class of voting securities currently outstanding. Unless otherwise stated, the address of each of the individuals or entities is 1869 W. Littleton Blvd., Littleton, CO 80120. All ownership is direct, unless otherwise stated.

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------
Executive Officers
and Directors

Michael D. Tanner               4,000,000       80%          -0-           80%

Steven W. Rich                     43,333        *         33,333           *

Bradley R. Parker                  26,667        *         16,667           *

Mary Beth Doubet                    1,000        *          1,000           *

All Officers and Directors
as a Group (4 persons)          4,071,000       81%        51,000          80%
----------------------

Other Selling Shareholders(2)
Brad J. Avrett                      2,000        *          2,000           *
     10 Ingalls St.
     Lakewood, CO 80226
Roger R. Campbell                  35,000        *         35,000           *
     8770 Pinewood Ct.
     Castle Rock, CO 80101
Bruce A. Capra                      6,667        *          6,667           *
     6343 Umber Circle
     Golden, CO 80403
Rick Carollo                        1,000        *          1,000           *
     255 Lead Queen Dr.
     Castle Rock, CO 80104
Rick Clark                         20,000        *         20,000           *
     9282 S. Fox Fire Lane
     Highlands Ranch, CO 80129
Keith Combs                         6,000        *          6,000           *
     1945 Locust St.
     Denver, CO 80220
Jim Delutes                        13,335        *         13,335           *
     P.O. Box 1634
     Boulder, CO 80306

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------
Michael Dieveney                   13,334        *         13,334           *
     1328 S. Downing St.
     Denver, CO 80210
Kirk Eberl                         66,667        1%        66,667           *
     34317 Squaw Pass Road
     Evergreen, CO 80439
Jeffery Felker                     10,838        *         10,838           *
     10151 E. Caley Ave.
     Englewood, CO 80111
Matthew S. Fleming                  4,000        *          4,000           *
     2275 S. Madison St.
     Denver, CO 80210
J. Peter Garthwaite                66,640        1%        66,640           *
     2873 Prince Cir.
     Erie, CO 80516
Thomas K. Gooch                    20,000        *         20,000           *
     12414 W. Auburn Dr.
     Lakewood, CO 80228
Doug & Janet Granger               33,333        *         33,333           *
     10492 E. Prentice Ave.
     Englewood, CO 80111
Danielle Renee Granquist            2,000        *          2,000           *
     2903 E. Evans Ave.
     Denver, CO 80210
Jennifer & Bryan Granquist          2,000        *          2,000           *
     1677 S. Van Dyke Way
     Lakewood, CO 80228
J. Brad Keech                      66,666        1%        66,666           *
     1901 S. Pearl St.
     Denver, CO 80210
Matthew R. Kellogg                 35,000        *         35,000           *
     4189 Brookwood Ct.
     Littleton, CO 80130
Jeffery Lee                        33,333        *         33,333           *
     2230 Dexter St.
     Denver, CO 80207
R. William Manning                  4,000        *          4,000           *
     29858 Park Village Dr.
     Evergreen, CO 80439
John McCloskey                      6,500        *          6,500           *
     4286 Troutdale Village Dr.
     Evergreen, CO 80439

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------
Stephen Mack McKay                 33,333        *         33,333           *
     7762 Hygiene Road
     Longmont, CO 80503
Tracy Neitenbach                    6,667        *          6,667           *
     3725 Caymen
     Boulder, CO 80301
Daniel A. Nye                     100,000        2%       100,000           *
     12345 W. Alameda Pkwy.
     Suite 212
     Lakewood, CO 80228
Timothy M. Oswald                   3,000        *          3,000           *
     9982 S. Clyde Circle
     Highlands Ranch, CO 80129
Gaylene Preston                     3,000        *          3,000           *
     2119 Arapahoe St.
     Golden, CO 80401-2326
Sara C. Preston                     2,000        *          2,000           *
     2119 Arapahoe St.
     Golden, CO. 80303
Bonny Reinbert                      1,000        *          1,000           *
     255 Lead Queen Dr.
     Castle Rock, CO 80104
Bradley A. Scott                   33,333        *         33,333           *
     1422 Marigold Dr.
     Lafayette, CO 80026
Marcus B. Scott                     6,000        *          6,000           *
     8094 S. Albion St.
     Centennial, CO 80122
Ellen M. Seldin                     3,000        *          3,000           *
     2480 S. Moline Way
     Aurora, CO 80014
Gregory Simonds                    16,667        *         16,667           *
     5650 Greenwood Village
     Plaza Blvd., Suite 216
     Greenwood Village, CO 80111
Brent J. Smith                     33,333        *         33,333           *
     4930 E. Preserve Lane
     Greenwood Village, CO 80121
A. John Staiano                    33,333        *         33,333           *
     1488 27th Street SW
     Loveland, CO 80537
Mark Tanner                         3,333        *          3,333           *
     1180 Bellaire Street
     Broomfield, CO 80020

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------
Art & Jeanne Tanner                13,320        *         13,320           *
     223 Vaquero Drive
     Boulder, CO 80303
Mark Tellinger                      6,667        *          6,667           *
     27 South Monroe St.
     Denver, CO 80209
Roana Thornock                     16,667        *         16,667           *
     3545 28th St., #207
     Boulder, CO 80301
Scott Thornock                     33,333        *         33,333           *
     3545 28th St., #207
     Boulder, CO 80301
Nelson Tolley                       4,000        *          4,000           *
     2772 S. Fillmore St.
     Denver, CO 80210
C. Edward Venerable                33,367        *         33,367           *
     240 S. Madison St.
     Denver, CO 80209
Scott Wiens                         2,000        *          2,000           *
     1153 Bergen Pkwy., #M-170
     Evergreen, CO 80439
Tom Zinna                          66,667        1%        66,667           *
     0161 Greyhawk Lane
     Edwards, CO 81632
Paul J. Zueger                     40,000        *         40,000           *
     2201 Green Oaks Drive
     Littleton, CO 80121-1544
Darren Zueger                       6,667        *          6,667           *
     18770 E. Prentice Place
     Aurora, CO 80015

______________________________
  * Less than 1%

(1) Assumes sale of all shares included in this prospectus, of which there is no assurance.

(2) All shares offered by the selling shareholders were acquired in a private placement conducted by the Company and completed in September of 2001.
______________________________


                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered hereby on behalf of the Selling Stockholders. All of the 1,000,000 shares of common stock offered by this prospectus were acquired by the Selling Stockholders in a private placement conducted by us during spring and summer of 2001. (See "Selling Stockholders"). The Selling Stockholders, purchasers or other recipients, may sell the shares directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses. Such compensation will be paid by a Selling Stockholder or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be charged, at market prices prevailing at the time of sale, at negotiated prices, without consideration. The selling shareholders may sell their shares at $.15 per share until a market develops, and thereafter at prevailing market prices or privately negotiated prices.

     Any or all of the shares may be sold from time to time by means of (i) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus; (iii) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (iv) the writing (sale) of put or call options on the shares; and (v) the pledging of the shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the shares by the lender thereunder.

     To the extent required with respect to a particular offer or sale of the shares, a prospectus supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (iv) any other relevant information. If necessary, we will file a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

     The Selling Stockholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, than a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

     In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the shares short and redeliver the shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Sections 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     As a result, we have informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

     Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, price, manner and size of each with the distribution of the shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the Selling Stockholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares offered hereby.

     The shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We will not receive any proceeds from the sale of the shares covered by this prospectus and have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.

                         DESCRIPTION OF OUR COMMON STOCK

     Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value and 10,000,000 shares of Preferred Stock, $.001 par value. We currently have 5,020,000 shares of common stock issued and outstanding. Market for Common Stock

Market for Common Stock

     There is currently no public trading market for our common stock.

Holders

     There are approximately 49 holders of common stock.

Dividends

     No dividend has been declared or paid by us on our common stock since inception, and no dividends are contemplated in the foreseeable future.

Shares Eligible for Sale

     We have a total of 5,020,000 shares of common stock outstanding. None of our shares are currently freely tradable without restriction or further registration under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. Until the effective date, all of our shares of common stock are "restricted securities" as defined in Rule 144, and, effective September of 2002, all 5,020,000 are eligible for sale pursuant to Rule 144, subject to the time-period and volume restrictions imposed by that Rule.

     Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. Additional shares of common stock will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows:

     Under Rule 144 a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year can sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares of common stock that does not exceed the greater of:

          (a) 1% of the then outstanding shares of common stock (about 50,200 shares immediately after the offering); or

          (b) the average weekly trading volume in the common stock during the four calendar weeks before notice of Rule 144 sale is filed, subject to certain restrictions.

     There must be adequate current information about the issuer of the securities before the sale can be made. This generally means that the issuer complied with the periodic reporting requirements of the Securities Exchange Act of 1934.

     The sales must be handled in all respects as routine trading transactions, and brokers may not receive more than a normal commission. Neither the seller nor the broker can solicit orders to buy the securities.

     At the time an order is placed, a Form 144 notice must be filed with the SEC if the sale involves more than 500 shares or the aggregate dollar amount is greater than $10,000 in any three month period.

     In addition, any person not deemed to have been our affiliate at any time during the 90 days before a sale and who has beneficially owned the shares proposed to be sold for at least two years may sell those shares under Rule 144(k) without regard to the volume limits described above.

Common Stock

     Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. Our Articles of Incorporation prohibit cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the Company, holders of shares of common stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of our Preferred Stock.

     All of our issued and outstanding common stock is, and, when paid for according to the terms of the offering will be, fully paid and non-assessable and are not subject to any future call.

Preferred Stock

     The Articles of Incorporation vest our Board of Directors with authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;
(iii) whether Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation;
(v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

Certain Provisions of Our Articles of Incorporation

     Pursuant to provisions of our Articles of Incorporation, cumulative voting is not permitted in the election of directors. As a result, a simple majority of the shares outstanding and entitled to vote at a meeting at which a quorum of shares is present can elect our entire Board of Directors. This provision will have the effect of limiting any voice which purchasers of our common stock may have in the affairs of the Company.

     Shareholders of our Company are not entitled to preemptive rights with regard to any of our common stock. As a result, we can issue common stock to third parities in the future which would have the effect of diluting a shareholder's interest in the Company.

Limitation of Director Liability and Indemnification

     (A) Director liability. Under provisions of our Articles of Incorporation and Section 7-109-101 and following of the Colorado Business Corporation Act, we shall eliminate or limit the personal liability of our directors to our shareholders for monetary damages for breach of fiduciary duty. This limitation shall not apply for monetary damages for any breach by a director in the following circumstances:

          (1) for a breach of a director's duty of loyalty to our company or our shareholders;

          (2) for acts or omissions committed by the director not in good faith or which involve intentional misconduct or knowing violation of law;

          (3) an unlawful distribution authorized by a director; or

          (4) any transaction from which a director directly or indirectly derived an improper personal benefit.

     (B) Director indemnification. Also under provisions of our Articles of Incorporation and similar provisions of the Colorado Business Corporation Act, we may indemnify a person made a party to a proceeding because the person is or was an officer, director or agent if:

          (1) the person conducted himself or herself in good faith; and

               (i) the person reasonably believed:

                         (a) in the case of conduct in an official capacity,
                    that his or her conduct was in our best interests; and

                         (b) in all other cases, that his or her conduct was at
                    least not opposed to our best interests; and

               (ii) in the case of a criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

     However, we may not indemnify an individual in connection with any proceeding by or in our right in which the individual is adjudged liable to us or in any proceeding charging that such individual derived a personal benefit or in which proceeding the individual was adjudged liable on the basis that he or she derived an improper personal benefit.

     We must also indemnify such a person who was successful in defending himself or herself against reasonable expenses incurred by him or her in connection with that proceeding. We may also advance expenses to persons under certain circumstances. The determination of whether an individual is entitled to indemnification may not be made until a determination has been made that the individual met the standards of conduct set forth above. This determination shall be made by the Board of Directors at a meeting at which a quorum is present and only those directors not party to the proceeding are counted in satisfying the quorum, by a committee of the Board of Directors consisting of two or more parties not parties to the proceeding, independent legal counsel, by the shareholders or by a court.

     In the event that a claim for indemnification against liabilities under the Securities Act (other than the payment of expenses incurred or paid by such individual in the successful defense of any action, suit or proceeding) is asserted by such a person in connections with the securities in this prospectus, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

Transfer Agent

     While we currently act as our own transfer agent, we intend to appoint Corporate Stock Transfer, Inc. ("CST") in Denver as transfer agent for our common stock following the date of this prospectus. CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.


                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Under Section 7-109-101 et seq. of the Colorado Business Corporation Act and our Articles of Incorporation, as amended, our directors and officers shall be indemnified against certain liabilities which they may incur in their capacities as such.

     Pursuant to the terms and conditions of our Articles of Incorporation and to the fullest extent allowable under applicable Federal laws and regulations and the statutes of the State of Colorado, our Board of Directors has the power to indemnify any of our directors, officers, employees or agents. Further, our Board of Directors shall have full authority to authorize payment of expenses (including attorneys fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by us as authorized in the Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person is successful in defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being sold, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

     We have been advised on the legality of the shares included in this prospectus by Overton, Babiarz & Associates, P.C. of Greenwood Village, Colorado.

                                     EXPERTS

     Our financial statements as of September 30, 2002 and for the period from inception to June 30, 2002 included in this prospectus and elsewhere in the registration statement, have been included in reliance on the report of Cordovano & Harvey, P.C., our independent certified public accountants. These financial statements have been included on the authority of that firm as experts in accounting and auditing.

     Until _____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                        (Space intentionally left blank)

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers
         Included in prospectus beginning at page 24.

Item 25. Other Expenses of Issuance and Distribution


         Description of Expenses                                         Amount
         -----------------------                                       --------
         SEC filing fee............................................. $       30
         Legal fees and expenses....................................     15,000
         Accounting fees and expenses...............................     10,000
         Blue Sky filing fees and expenses..........................      1,500
         Printing...................................................      2,500
         Miscellaneous..............................................        970
                                                                     ----------
         Total                                                       $   30,000


Item 26. Recent Sales of Unregistered Securities

     On March 1, 2001, we completed our initial capitalization by issuing a total of 4,020,000 shares of our common stock to a group of individuals composed of our directors in exchange for services valued at $4,020. In connection with that transaction, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933. Each individual had a preexisting relationship with the officers and directors and were privy to the kind of information otherwise available in a registration statement. Each individual was able to bear the financial risk of the investment. Furthermore, each certificate representing the common stock was embossed with a legend restricting transfer.

     In connection with our subsequent financing, and beginning in May 2001 and completed in September of 2001, we issued 1,000,000 additional shares of common stock in an offering exempt from the registration requirements pursuant to Regulation D, Rule 504. The shares were offered for $.15 per share for a total consideration of $150,000 received by the Company. We provided each prospective purchaser with a private placement memorandum describing the terms and conditions of the proposed investment, including a statement notifying the purchaser that the securities were not registered and could not be resold without registration or unless an exemption from registration was available. Additionally, the stock certificates contain a legend setting forth the restrictions on transferability. We utilized no form of general advertising or solicitation in connection with the offering. This offering was made to the individuals and entities listed as selling shareholders in the prospectus included in this registration statement, each of which was a friend, personal or business acquaintance of our officers or directors , and each of whom signed a subscription agreement indicating that he or she was acquiring the securities for himself or herself.

Item 27. Exhibits

1        Not applicable.

2        Not applicable.


3.1 Articles of Incorporation of the Company as filed on March 1, 2001 with the Secretary of State of the State of Colorado.

3.2      Bylaws

4        Form of Certificate for Common Stock

5        Opinion re: legality of securities - Included with Exhibit 23.2

6        Not applicable.

8        Not applicable.

9        Not applicable.

10 Subscriber Contract with The Computer Information Network, Inc. dated September 1, 2002.

11       Not applicable.

12       Not applicable.

15       Not applicable.

16       Not applicable.

21       Not applicable.

23.1*    Consent of Cordovano & Harvey, P.C.

23.2     Consent of Overton, Babiarz & Associates, P.C.

24 Power of Attorney (included in the signature page to this registration statement)

25       Not applicable.

26       Not applicable.

27       Not applicable.

99       Not applicable.

_______________________________
* Filed herewith
_______________________________


Item 28. Undertakings

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the County of Arapahoe, State of Colorado on this 14th day of March, 2003.



                             SPORTS INFORMATION & PUBLISHING CORP.



                             By:  /s/ Michael D. Tanner
                                  ---------------------------------------------
                                  Michael D. Tanner, Chairman of the Board,
                                  Chief Executive Office and President


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Sports Information & Publishing Corp., do hereby constitute and appoint Michael D. Tanner to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Michael D. Tanner
--------------------------
Michael D. Tanner            Chairman of the Board, Chief       March 14, 2003
                             Executive Officer, President,
                             Chief Financial Officer


/s/ Steven W. Rich
--------------------------
Steven W. Rich               Director                           March 14, 2003



/s/ Bradley R. Parker
--------------------------
Bradley R. Parker            Director                           March 14, 2003



/s/ Mary Beth Doubet
--------------------------
Mary Beth Doubet             Treasurer, Chief Accounting        March 14, 2003
                             Officer

                     SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                          Index to Financial Statements

                                                                           Page
                                                                           ----

Report of Independent Auditors............................................  F-2

Balance Sheets at September 30, 2002 and December 31, 2002 (unaudited)....  F-3

Statements of Operations for the year ended September 30, 2002, from
     March 1, 2001 (inception) through September 30, 2001, from March 1,
     2001 (inception) through September 30, 2002, for the three months ended December 31, 2002 (unaudited) and 2001 (unaudited), and from March 1, 2001 (inception) through December 31, 2002
     (unaudited)..........................................................  F-4


Statement of Changes in Shareholders' Equity (Deficit) from
     March 1, 2001 (inception) through September 30, 2002, and
     for the three months ended December 31, 2002 (unaudited).............  F-5

Statements of Cash Flows for the year ended September 30, 2002, from
     March 1, 2001 (inception) through September 30, 2001, from
     March 1, 2001 (inception) through September 30, 2002, for
     the three months ended December 31, 2002 (unaudited) and
     2001 (unaudited), and from March 1, 2001 (inception) through
     December 31, 2002 (unaudited)........................................  F-6


Notes to Financial Statements.............................................  F-7

To the Board of Directors and Shareholders:
Sports Information & Publishing Corp.

                         Report of Independent Auditors

We have audited the accompanying balance sheet of Sports Information & Publishing Corp. (a development stage company) as of September 30, 2002, and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for the year ended September 30, 2002, from March 1, 2001 (inception) through September 30, 2001, and from March 1, 2001 (inception) through September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sports Information & Publishing Corp. as of September 30, 2002, and the results of its operations and its cash flows for the year ended September 30, 2002, from March 1, 2001 (inception) through September 30, 2001, and from March 1, 2001 (inception) through September 30, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C
Denver, Colorado
November 27, 2002

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                    September 30,   December 31,
                                                                        2002           2002
                                                                      ---------      ---------
                                                                                    (Unaudited)
                                     Assets

Cash ..............................................................   $     979      $     435
Web site development costs, net of accumulated
    amortization of $9,375 and $11,458 (unaudited) (Note 1) .......      15,625           --
                                                                      ---------      ---------

                                                                      $  16,604      $     435
                                                                      =========      =========

                 Liabilities and Shareholders' Equity (Deficit)

Accounts payable and accrued liabilities ..........................   $   3,080      $   4,575
                                                                      ---------      ---------
                  Total liabilities ...............................       3,080          4,575
                                                                      ---------      ---------

Shareholders' equity (deficit) (Notes 2 and 4):
    Preferred stock, $.001 par value; 10,000,000 shares authorized,
       -0- and -0- (unaudited) shares issued and outstanding,
       respectively ...............................................        --             --
    Common stock, $.001 par value; 50,000,000 shares authorized,
       5,020,000 and 5,020,000 (unaudited) shares issued and
       outstanding, respectively ..................................       5,020          5,020
    Additional paid-in capital ....................................     150,500        153,000
    Deficit accumulated during development stage ..................    (141,996)      (162,160)
                                                                      ---------      ---------

                  Total shareholders' equity (deficit) ............      13,524         (4,140)
                                                                      ---------      ---------

                                                                      $  16,604      $     435
                                                                      =========      =========

                 See accompanying notes to financial statements

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                            Statements of Operations
                            (Split Table - See Below)

                                                                       March 1,      March 1,
                                                                        2001          2001
                                                                     (Inception)   (Inception)
                                                     Year Ended        Through       Through
                                                    September 30,   September 30, September 30,
                                                        2002            2001           2002
                                                     -----------    -----------    -----------

Revenue ..........................................   $       225    $      --      $       225
                                                     -----------    -----------    -----------

Expenses:
    Stock-based compensation (Note 2):
       Organization costs and services ...........          --            4,020          4,020
    Salaries and payroll taxes ...................        26,491         12,135         38,626
    Professional fees ............................        22,908         31,377         54,285
    Web site wire service, hosting and maintenance         4,250         17,518         21,768
    Rent .........................................         2,500            500          3,000
    Contributed rent (Note 2) ....................         3,500          3,000          6,500
    Amortization .................................         8,333          1,042          9,375
    Interest expense (Note 2) ....................          --              146            146
    Loss on web site impairment (Note 1) .........          --             --             --
    Other ........................................         1,957          2,544          4,501
                                                     -----------    -----------    -----------
                   Total expenses ................        69,939         72,282        142,221
                                                     -----------    -----------    -----------

                   Loss before income taxes ......       (69,714)       (72,282)      (141,996)

Income tax provision (Note 3) ....................          --             --             --
                                                     -----------    -----------    -----------

                   Net loss ......................   $   (69,714)   $   (72,282)   $  (141,996)
                                                     ===========    ===========    ===========

Basic and diluted loss per share .................   $     (0.01)   $     (0.02)
                                                     ===========    ===========

Basic and diluted weighted average
    common shares outstanding ....................     5,020,000      4,448,571
                                                     ===========    ===========


                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                            Statements of Operations
                            (Split Table - See Above)

                                                                                        March 1,
                                                                                         2001
                                                           Three Months Ended         (Inception)
                                                               December 31,             Through
                                                        ------------------------      December 31,
                                                             2002           2001           2002
                                                         -----------    -----------    -----------
                                                         (Unaudited)    (Unaudited)   (Unaudited)
Revenue ..........................................       $       221    $       225    $       446
                                                         -----------    -----------    -----------

Expenses:
    Stock-based compensation (Note 2):
       Organization costs and services ...........              --             --            4,020
    Salaries and payroll taxes ...................              --            9,905         38,626
    Professional fees ............................             2,311         10,500         56,596
    Web site wire service, hosting and maintenance               650          2,750         22,418
    Rent .........................................              --            1,500          3,000
    Contributed rent (Note 2) ....................             1,500           --            8,000
    Amortization .................................             2,083          2,083         11,458
    Interest expense (Note 2) ....................              --             --              146
    Loss on web site impairment (Note 1) .........            13,542           --           13,542
    Other ........................................               299            255          4,800
                                                         -----------    -----------    -----------
                   Total expenses ................            20,385         26,993        162,606
                                                         -----------    -----------    -----------

                   Loss before income taxes ......           (20,164)       (26,768)      (162,160)

Income tax provision (Note 3) ....................              --             --             --
                                                         -----------    -----------    -----------

                   Net loss ......................       $   (20,164)   $   (26,768)   $  (162,160)
                                                         ===========    ===========    ===========

Basic and diluted loss per share .................       $     (0.00)         (0.01)
                                                         ===========    ===========

Basic and diluted weighted average
    common shares outstanding ....................         5,020,000      5,020,000
                                                         ===========    ===========

                 See accompanying notes to financial statements

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
             Statement of Changes in Shareholders' Equity (Deficit)

                                                                                    Deficit
                                                                                  Accumulated
                                                   Common Stock       Additional    During
                                               ---------------------    Paid-In   Development
                                                Shares     Par Value    Capital      Stage        Total
                                               ---------   ---------   ---------   ---------    ---------
Balance at March 1, 2001 (inception) .......        --     $    --     $    --     $    --      $    --

March 1, 2001, shares issued to directors
    in exchange for organization services
    ($.001/share) (Note 2) .................   4,020,000       4,020        --          --          4,020
May through September 2001, stock
    sold in a private placement offering
    at $.15 per share, net of offering costs
    of $5,000 (Note 2) .....................   1,000,000       1,000     144,000        --        145,000
Office space and administrative support
    contributed by an officer (Note 2) .....        --          --         3,000        --          3,000
Net loss ...................................        --          --          --       (72,282)     (72,282)
                                               ---------   ---------   ---------   ---------    ---------

Balance at September 30, 2001 ..............   5,020,000       5,020     147,000     (72,282)      79,738

Office space contributed by an
    officer (Note 2) .......................        --          --         3,500        --          3,500
Net loss ...................................        --          --          --       (69,714)     (69,714)
                                               ---------   ---------   ---------   ---------    ---------

Balance at September 30, 2002 ..............   5,020,000       5,020     150,500    (141,996)      13,524

Working capital contributed by an
    affiliate (Note 2) (unaudited) .........        --          --         1,000        --          1,000
Office space contributed by an
    officer (Note 2) (unaudited) ...........        --          --         1,500        --          1,500
Net loss (unaudited) .......................        --          --          --       (20,164)     (20,164)
                                               ---------   ---------   ---------   ---------    ---------

Balance at December 31, 2002 (unaudited) ...   5,020,000   $   5,020   $ 153,000   $(162,160)   $  (4,140)
                                               =========   =========   =========   =========    =========

                 See accompanying notes to financial statements

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                            Statements of Cash Flows
                            (Split Table - See Below)

                                                                               March 1,       March 1,
                                                                                 2001           2001
                                                                              (Inception)    (Inception)
                                                               Year Ended       Through        Through
                                                              September 30,  September 30,  September 30,
                                                                  2002           2001           2002
                                                                ---------      ---------      ---------

Cash flows from operating activities:
    Net loss ...........................................        $ (69,714)     $ (72,282)     $(141,996)
    Adjustments to reconcile net loss
      to net cash used in operating activities:

        Amortization ...................................            8,333          1,042          9,375
        Stock-based compensation (Note 2) ..............             --            4,020          4,020
        Loss on web site impairment (Note 1) ...........             --             --             --
        Office space and administrative
          support contributed by an officer
             (Note 2) ..................................            3,500          3,000          6,500
        Changes in operating assets and liabilities:
          Increase (decrease) in accounts payable
             and accrued liabilities ...................           (1,665)         4,745          3,080
                                                                ---------      ---------      ---------
                 Net cash used in
                    operating activities ...............          (59,546)       (59,475)      (119,021)
                                                                ---------      ---------      ---------

Cash flows from investing activities:
    Payment for web site development costs .............             --          (25,000)       (25,000)
                                                                ---------      ---------      ---------
                 Net cash used in
                    investing activities ...............             --          (25,000)       (25,000)
                                                                ---------      ---------      ---------

Cash flows from financing activities:
    Proceeds from promissory note issued to
      officer (Note 2) .................................             --            5,000          5,000
    Repayment of promissory note issued to
      officer (Note 2) .................................             --           (5,000)        (5,000)
    Working capital contributed by an affiliate (Note 2)             --             --             --
    Proceeds from the sale of common stock (Note 4) ....             --          150,000        150,000
    Payments for offering costs (Note 4) ...............             --           (5,000)        (5,000)
                                                                ---------      ---------      ---------
                 Net cash provided by
                    financing activities ...............             --          145,000        145,000
                                                                ---------      ---------      ---------

                    Net change in cash .................          (59,546)        60,525            979

Cash, beginning of period ..............................           60,525           --             --
                                                                ---------      ---------      ---------

Cash, end of period ....................................        $     979      $  60,525      $     979
                                                                =========      =========      =========

Supplemental disclosure of cash flow information:
    Income taxes .......................................        $    --        $    --        $    --
                                                                =========      =========      =========
    Interest ...........................................        $    --        $     146      $     146
                                                                =========      =========      =========

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                            Statements of Cash Flows
                            (Split Table - See Above)

                                                                                                     March 1,
                                                                                                      2001
                                                                        Three Months Ended         (Inception)
                                                                            December 31,             Through
                                                                      ------------------------     December 31,
                                                                        2002           2001           2002
                                                                      ---------      ---------      ---------
                                                                     (Unaudited)    (Unaudited)    (Unaudited)
Cash flows from operating activities:
    Net loss ...........................................              $ (20,164)     $ (26,768)     $(162,160)
    Adjustments to reconcile net loss
      to net cash used in operating activities:

        Amortization ...................................                  2,083          2,083         11,458
        Stock-based compensation (Note 2) ..............                   --             --            4,020
        Loss on web site impairment (Note 1) ...........                 13,542           --           13,542
        Office space and administrative
          support contributed by an officer
             (Note 2) ..................................                  1,500           --            8,000
        Changes in operating assets and liabilities:
          Increase (decrease) in accounts payable
             and accrued liabilities ...................                  1,495         (3,736)         4,575
                                                                      ---------      ---------      ---------
                 Net cash used in
                    operating activities ...............                 (1,544)       (28,421)      (120,565)
                                                                      ---------      ---------      ---------

Cash flows from investing activities:
    Payment for web site development costs .............                   --             --          (25,000)
                                                                      ---------      ---------      ---------
                 Net cash used in
                    investing activities ...............                   --             --          (25,000)
                                                                      ---------      ---------      ---------

Cash flows from financing activities:
    Proceeds from promissory note issued to
      officer (Note 2) .................................                   --             --            5,000
    Repayment of promissory note issued to
      officer (Note 2) .................................                   --             --           (5,000)
    Working capital contributed by an affiliate (Note 2)                  1,000           --            1,000
    Proceeds from the sale of common stock (Note 4) ....                   --             --          150,000
    Payments for offering costs (Note 4) ...............                   --             --           (5,000)
                                                                      ---------      ---------      ---------
                 Net cash provided by
                    financing activities ...............                  1,000           --          146,000
                                                                      ---------      ---------      ---------

                    Net change in cash .................                   (544)       (28,421)           435

Cash, beginning of period ..............................                    979         60,525           --
                                                                      ---------      ---------      ---------

Cash, end of period ....................................              $     435      $  32,104      $     435
                                                                      =========      =========      =========

Supplemental disclosure of cash flow information:
    Income taxes .......................................              $    --        $    --        $    --
                                                                      =========      =========      =========
    Interest ...........................................              $    --        $    --        $     146
                                                                      =========      =========      =========

                 See accompanying notes to financial statements

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                          Notes to Financial Statements

(1)      Nature of Organization and Summary of Significant Accounting Policies

Nature of Organization

Sports Information & Publishing Corp. (the "Company") was incorporated in Colorado on March 1, 2001. The Company publishes and distributes sports-specific online publications. The Company's web site is available on the Internet at gridpicks.com. The Company plans to generate revenue through the sale of advertising, subscriptions, and pay-per-use products on its web site. The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standard ("SFAS") No. 7.

The Company has suffered significant operating losses since inception, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet obligations on a timely basis and ultimately to attain profitability. Management has considered additional funding through debt financings and equity offerings should additional working capital be needed in the future; however, management does not have immediate plans to conduct debt financings or equity offerings at this time. No directors, officers or shareholders have committed to fund the Company's operations or to make loans or other financing arrangements available to the Company. There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash equivalents and fair value of financial instruments

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at September 30, 2002.

The carrying amounts of cash and current liabilities approximate fair value due to the short-term maturity of the instruments.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Offering costs

Costs related to common stock offerings are initially deferred until the offering is successfully completed, at which time they are recorded as a reduction of gross proceeds from the offering. If an offering is not successful, the costs are charged to operations at that time.

Start up costs

Costs related to the organization of the Company have been expensed as incurred.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                          Notes to Financial Statements


Web site development costs and amortization

The Company capitalizes internal and external costs incurred to develop its web site during the application development stage in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Capitalized web-site development costs are amortized over an estimated life of three years commencing on the date the software is ready for its intended use. The Company commenced amortizing its web-site development costs on August 15, 2001. Amortization expense totaled $8,333, $1,042, and $9,375 for the year ended September 30, 2002, from March 1, 2001 (inception) through September 30, 2001, and from March 1, 2001 (inception) through September 30, 2002, respectively. Amortization expense totaled $2,083 (unaudited), $2,083 (unaudited), and $11,458 (unaudited) for the three months ended December 31, 2002 and 2001, and from March 1, 2001 (inception) through December 31, 2002, respectively.

In addition, the Company adopted the Emerging Issues Task Force Issue No. 00-2 ("EITF 00-2"), "Accounting for Web site Development Costs," during the period ended December 31, 2001. EITF 00-2 requires the implementation of SOP 98-1 when software is used by a vendor in providing a service to a customer but the customer does not acquire the software or the right to use it.

Costs incurred during the operating stage of the web site including training, administration, maintenance, and other costs to operate the web site are expensed as incurred. However, costs incurred during the operating stage that provide additional functions or features and that upgrade or enhance the web site are capitalized.

Following is a schedule of significant costs (capitalized and expensed) related to the web site's development and operation:


                                                March 1,       March 1,                                      March 1,
                                                  2001           2001                                         2001
                                Year Ended     (Inception)    (Inception)       Three Months Ended         (Inception)
                               September 30,     Through        Through             December 31,             Through
                                              September 30,  September 30,    ------------------------     December 31,
                                   2002           2001           2002           2002           2001           2002
                                 ---------      ---------      ---------      ---------      ---------      ---------
                                                                             (Unaudited)     (Unaudited)   (Unaudited)

Capitalized:
   Web site development .....    $  --          $  25,000      $  25,000      $   --              --        $  25,000
                                 =========      =========      =========      =========      =========      =========

Expenses:
   Web site maintenance .....    $  --          $  12,378      $  12,378      $     650      $     750      $  13,028
   Web site hosting .........        1,250          1,140          2,390          --             2,000          2,390
   Web site wire service ....        3,000          4,000          7,000          --              --            7,000
                                 ---------      ---------      ---------      ---------      ---------      ---------
      Total web site expenses    $   4,250      $  17,518      $  21,768      $     650      $   2,750      $  22,418
                                 =========      =========      =========      =========      =========      =========

Due to an economic downturn in the Internet industry, the Company evaluated the recoverability of the web site in accordance with SFAS 144. The web site has generated minimal revenues in the past; therefore the recorded value of the web site exceeded its estimated fair value based estimated future cash flows. Accordingly, at December 31, 2002, the Company wrote-off the remaining net book value of the web site, resulting in a non-cash asset impairment loss of $13,542.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                          Notes to Financial Statements


Impairment and disposal of long-lived assets

The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Revenue recognition

The Company's revenues are reported in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition." The Company recognizes revenue only after its service has been performed and collectibility of its fee is reasonably assured.

Earnings (loss) per common share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At September 30, 2002 and December 31, 2002 (unaudited), there was no variance between basic and diluted loss per share as there were no potentially dilutive common equivalents outstanding.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The
Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123. SFAS 123 requires the fair value based method of accounting for stock issued to non-employees in exchange for services.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                          Notes to Financial Statements


Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company has elected to continue to determine the value of stock-based compensation arrangements under the provisions of APB 25.

Year-end

The Company operates on a September 30 fiscal year-end.

(2)  Related Party Transactions

An officer contributed office space to the Company for the periods from March 1, 2001 (inception) through August 31, 2001 and from March 1, 2002 through December 31, 2002. The office space was valued at $500 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital.

On March 9, 2001, an officer loaned the Company $5,000 in exchange for a promissory note that carried a five percent interest rate. On September 28, 2001, the Company repaid the note and related accrued interest totaling $146.

On March 1, 2001, the Board of Directors approved the issuance of 4,020,000 shares of the Company's $.001 par value restricted common stock to three directors of the Company in exchange for costs and services related to the organization of the Company and the development of its business plan. On the transaction date, the Company's common stock had no reliable market value. The value of the transaction could not be objectively measured as the services were rendered by related parties. The shares were valued by the Board of Directors at a nominal value ($.001 per share) as the stock had no market value. Stock-based compensation expense of $4,020 was recognized in the accompanying financial statements for the period ended September 30, 2001.

During October 2002, an affiliate contributed working capital of $1,000 (unaudited) to the Company.

(3)  Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate is as follows:

                                                 September 30,
                                                ------------------  December 31,
                                                  2002      2001        2002
                                                -------- ---------    --------
                                                                     (Unaudited)
U.S. statutory federal rate....................  17.08%    17.43%       15.00%
State income tax rate, net of federal benefit..   3.84%     3.82%        3.94%
Contributed rent...............................  -1.05%    -0.88%       -1.41%
Net operating loss for which no tax
   benefit is currently available.............. -19.87%   -20.37%      -17.53%
                                                -------- ---------    --------
                                                  0.00%     0.00%        0.00%
                                                ======== =========    ========

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)
                          Notes to Financial Statements


At September 30, 2002, the Company's current tax benefit consisted of a net tax asset of $28,579, due to operating loss carryforwards of $135,496, which was fully allowed for, in the valuation allowance of $28,579. The valuation allowance results in deferred tax expense, which offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended September 30, 2002 and from March 1, 2001 (inception) through September 30, 2001 totaled $13,853 and $14,726, respectively. Net operating loss carryforwards will expire through 2022.

At December 31, 2002, the Company's current tax benefit consisted of a net tax asset of $32,113 (unaudited), due to operating loss carryforwards of $154,160 (unaudited), which was fully allowed for, in the valuation allowance of $32,113 (unaudited). The valuation allowance results in deferred tax expense, which offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the three months ended December 31, 2002 totaled $3,534 (unaudited).

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

(4)  Shareholders' Equity

Preferred stock

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. The Company had no preferred shares issued and outstanding at September 30, 2002.

Private offering of common stock

During the months from May 2001 through September 2001, the Company conducted an exempt offering whereby it sold 1,000,000 shares of its $.001 par value common stock for $.15 per share pursuant to an exemption from registration claimed under Regulation D and/or Sections 4(2) and 3(b) of the Securities Act of 1933, as amended. The shares were sold through the Company's officers and directors. The Company received net proceeds of $145,000 after deducting offering costs totaling $5,000. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering.